                                                                     Exhibit 2.2




                   General Assignment and Assumption Agreement



                                     between



                            MRV COMMUNICATIONS, INC.



                                       and



                                 LUMINENT, INC.



                              ______________, 2000

                                TABLE OF CONTENTS


                                                                                           PAGE
                                                                                           ----

    ARTICLE I CONTRIBUTION AND ASSUMPTION....................................................1


    Section 1.1       Contribution of Capital Stock, Assets and Assumption of
                      Liabilities............................................................1

    Section 1.2       Luminent Assets........................................................2

    Section 1.3       Excluded Assets........................................................3

    Section 1.4       Luminent Liabilities...................................................3

    Section 1.5       Methods of Transfer and Assumption.....................................5

    Section 1.6       Governmental Approvals and Consents....................................6

    Section 1.7       Nonrecurring Costs and Expenses........................................7

    Section 1.8       Novation of Assumed Luminent Liabilities...............................7

    ARTICLE II LITIGATION....................................................................7

    Section 2.1       Allocation.............................................................7

    Section 2.2       Cooperation............................................................8

    ARTICLE III MISCELLANEOUS................................................................8

    Section 3.1       Entire Agreement.......................................................8

    Section 3.2       Governing Law..........................................................9

    Section 3.3       Notices................................................................9

    Section 3.4       Parties in Interest....................................................9

    Section 3.5       Counterparts...........................................................9

    Section 3.6       Assignment.............................................................9

    Section 3.7       Severability...........................................................9

    Section 3.8       Failure or Indulgence Not Waiver; Remedies Cumulative.................10

    Section 3.9       Amendment.............................................................10

    Section 3.10      Authority.............................................................10

    Section 3.11      Interpretation........................................................10

    Section 3.12      Conflicting Agreements................................................10

    ARTICLE IV DEFINITIONS..................................................................10

    Section 4.1       MRV Group.............................................................10


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

                           TABLE OF CONTENTS (CONT'D)

                                                                                          PAGE
                                                                                          ----

    Section 4.2       Action................................................................10

    Section 4.3       Affiliated Company....................................................11

    Section 4.4       Ancillary Agreement...................................................11

    Section 4.5       Assets................................................................11

    Section 4.6       Contracts.............................................................12

    Section 4.7       Delayed Transfer Assets...............................................12

    Section 4.8       Distribution..........................................................12

    Section 4.9       Distribution Date.....................................................12

    Section 4.10      Governmental Approvals................................................12

    Section 4.11      Governmental Authority................................................12

    Section 4.12      Indemnification and Insurance Matters Agreement.......................12

    Section 4.13      Insurance Policies....................................................12

    Section 4.14      Insured Luminent Liabilities..........................................12

    Section 4.15      Intellectual Property.................................................13

    Section 4.16      IPO Registration Statement............................................13

    Section 4.17      Liabilities...........................................................13

    Section 4.18      OFLs..................................................................13

    Section 4.19      Luminent Balance Sheet................................................13

    Section 4.20      Luminent Business.....................................................14

    Section 4.21      Luminent Contingent Gain..............................................14

    Section 4.22      Luminent Contingent Liability.........................................14

    Section 4.23      Luminent Contracts....................................................15

    Section 4.24      Luminent Group........................................................15

    Section 4.25      Luminent Pro Forma Balance Sheet......................................15

    Section 4.26      Person................................................................15

    Section 4.27      Retained Payables.....................................................15

    Section 4.28      Retained Receivables..................................................16

    Section 4.29      Security Interest.....................................................16

    Section 4.30      Separation............................................................16

                                                                                          PAGE
                                                                                          ----

    Section 4.31      Separation Agreement..................................................16

    Section 4.32      Separation Date.......................................................16

    Section 4.33      Subsidiary............................................................16

    Section 4.34      Taxes.................................................................16

    Schedule 1.1(c) Delayed Transfer Assets and Liabilities.................................19

    Schedule 1.2(a)(xii) Specific Luminent Assets to be Transferred.........................20

    Schedule 1.2(b)(i) Excluded Assets......................................................21

    Schedule 1.3(a)(vi) Divested Businesses Which Contain Liabilities
    to be Transferred to Luminent...........................................................22

    Schedule 1.3(a)(vii) Specific Luminent Liabilities......................................23

    Schedule 1.3(b)(i) Excluded Liabilities.................................................24

                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

        This General Assignment and Assumption Agreement (this "Agreement") is entered into on July ___, 2000 between MRV Communications, Inc., a Delaware corporation ("MRV"), and Luminent, Inc., a Delaware corporation ("Luminent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV hereof.


                                    RECITALS

        WHEREAS, MRV hereby and by certain other instruments of even date herewith transfers or will transfer to Luminent effective as of the Separation Date, certain assets of the Luminent Business owned by MRV in accordance with the Master Separation and Distribution Agreement dated as of _______, 2000 between the MRV and Luminent (the "Separation Agreement").

        WHEREAS, it is further intended between the parties that MRV transfers or will transfer to Luminent, effective as of the Separation Date all of the capital stock of: (i) Fiber Optics Communications, Inc. ("FOCI"), (ii) Optronics International Corporation, (iii) Quantum Optech, Inc., and (iv) Optical Access-Asia, Inc. ("OAA") as provided for in this Agreement, the Separation Agreement or the other instruments and agreements provided for in the Separation Agreement.

        WHEREAS, it is further intended between the parties that Luminent assume certain of the liabilities related to the Luminent Business currently owed by MRV, as provided in this Agreement, the Separation Agreement or the other agreements and instruments provided for in the Separation Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE I
                           CONTRIBUTION AND ASSUMPTION

Section 1.1 Contribution of Capital Stock, Assets and Assumption of Liabilities.

        (a) Transfer of Assets. Effective on the Separation Date, MRV hereby assigns, transfers, conveys and delivers (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to Luminent, or to any applicable Luminent Subsidiary, and Luminent hereby accepts from MRV, or applicable MRV Subsidiary, and agrees to cause its applicable Luminent Subsidiary to accept, all of MRV's and its applicable Subsidiary's respective right, title and interest in the Luminent Assets, other than the Delayed Transfer Assets; provided, however, that any Luminent Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this Section 1.1(a).

        (b) Assumption of Liabilities. Effective on the Separation Date, Luminent hereby assumes and agrees faithfully to perform and fulfill (or will cause any applicable Subsidiary to assume, perform and fulfill), all the Luminent Liabilities owed by MRV, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Thereafter, Luminent shall be responsible (or will cause any applicable Subsidiary to be responsible) for all Luminent Liabilities held by MRV, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Luminent Liabilities arising out of claims made by MRV's or Luminent's respective directors, officers, consultants, independent contractors, employees or agents against any member of the MRV Group or the Luminent Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the MRV Group or the Luminent Group or any of their respective directors, officers, employees or agents.

        (c) Delayed Transfer Assets and Liabilities. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on Schedule 1.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the other Ancillary Agreements as a Luminent Asset or as a Luminent Liability, as the case may be.

        (d) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

        (e) Transfer of Capital Stock. Effective on the Separation Date, MRV hereby assigns, transfers, conveys and delivers (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to Luminent, and Luminent hereby accepts from MRV, or the applicable MRV Subsidiary, all of MRV's and its applicable Subsidiary's right, title and interest in the capital stock FOCI, QOI, OIC and OAA owned by MRV, or its Subsidiaries, as of even date herewith.

Section 1.2 Luminent Assets.

        (a) Included Assets. For purposes of this Agreement, "Luminent Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

               (i) all Assets reflected in the Luminent Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Luminent Balance Sheet;

               (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Luminent Balance Sheet in accordance with the principles and accounting policies under which the Luminent Balance Sheet was prepared;

               (iii) all Assets acquired by MRV or its Subsidiaries after the date of the Luminent Balance Sheet that would be reflected in the consolidated balance sheet of Luminent as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Luminent Balance Sheet was prepared, including any business transaction processing that may occur on MRV systems on behalf of Luminent during the period between separation date to initialization of the processing systems required by Luminent;

               (iv) all Assets that are used primarily by the Luminent Business at the Separation Date but are not reflected in the Luminent Balance Sheet due to mistake or omission; provided, however, that no Asset shall be a Luminent Asset requiring any transfer by MRV unless Luminent or its Subsidiaries have, on or before the first anniversary of the Distribution Date, given MRV or its Subsidiaries notice that such Asset is a Luminent Asset;

               (v) all Luminent Contingent Gains;

               (vi) all Luminent Contracts;

               (vii) to the extent permitted by law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the Luminent Group under any of MRV's Insurance Policies or other insurance policies issued by Persons unaffiliated with MRV; and

               (viii) all furniture, fixtures and equipment used primarily by employees of MRV who will become employees of Luminent after the IPO referenced herein;

               (ix) the capital stock of FOCI, OIC, QOI and OAA; and

               (x) all Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or Schedule 1.2(a)(viii) or any other Schedule hereto or thereto) as Assets to be transferred to Luminent or any other member of the Luminent Group.

Section 1.3 Excluded Assets. For the purposes of this Agreement, "Excluded Assets" shall mean:

        (a) the Assets listed or described on Schedule 1.2(b)(i);

        (b) the Retained Receivables; and

        (c) any Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by MRV or any other member of the MRV Group.

Section 1.4 Luminent Liabilities.

        (a) Included Liabilities. For the purposes of this Agreement, "Luminent Liabilities" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

               (i) all Liabilities reflected in the Luminent Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Luminent Balance Sheet;

               (ii) all Liabilities of MRV or its Subsidiaries that arise after the date of the Luminent Balance Sheet that would be reflected in the consolidated balance sheet of Luminent as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Luminent Balance Sheet was prepared;

               (iii) all Liabilities that are related primarily to the Luminent Business at the Separation Date but are not reflected in the Luminent Balance Sheet due to mistake or unintentional omission; provided, however, that no Liability shall be considered as a Luminent Liability unless MRV or its Subsidiaries, on or before the first anniversary of the Distribution Date, has given Luminent or its Subsidiaries notice that such Liability is a Luminent Liability;

               (iv) all Luminent Contingent Liabilities;

               (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

                      (1) the operation of the Luminent Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                      (2) the operation of any business conducted by any member of the Luminent Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                      (3) any Luminent Assets;

               (vi) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on Schedule 1.3(a)(vi); and

               (vii) all Liabilities that are expressly contemplated by this Agreement, Schedule 1.3(a)(vii), the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Luminent or any member of the Luminent Group, and all agreements, obligations and Liabilities of any member of the Luminent Group under this Agreement or any of the Ancillary Agreements.

Notwithstanding the foregoing, any Liabilities of any Subsidiaries of MRV listed on Schedule 2.1(b) of the Separation Agreement shall not be assumed pursuant to
Section 1.2(a), and the Luminent Liabilities shall not include the Excluded Liabilities referred to in Section 1.3(b) below.

        (b) Excluded Liabilities. For the purposes of this Agreement, "Excluded Liabilities" shall mean:

               (i) all Liabilities listed or described in Schedule 1.3(b)(i);

               (ii) the Retained Payables;

               (iii) all Insured Luminent Liabilities;

               (iv) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by MRV or any other member of the MRV Group, and all agreements and obligations of any member of the MRV Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

Section 1.5 Methods of Transfer and Assumption.

        (a) Terms of Other Ancillary Agreements Govern. The parties shall enter into the other Ancillary Agreements, on or about the date of this Agreement. To the extent that the transfer of any Luminent Asset or the assumption of any Luminent Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties that pursuant to Sections 1.1, 1.2 and 1.3, the transfer and assumption of all other Luminent Assets and Luminent Liabilities, other than Delayed Transfer Assets and Delayed Transfer Liabilities, shall be made effective as of the Separation Date; provided, however, that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree, as provided in Section 1.4 hereof.

        (b) Mistaken Assignments and Assumptions. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Luminent or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Luminent. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Luminent. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

        (c) Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Luminent Assets and the assumption of Luminent Liabilities set forth in Sections 1.5(a) and (b) and certain other Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) MRV shall execute and deliver, and shall cause its Subsidiaries in accordance with Local Transfer Agreements to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of MRV's and its Subsidiaries' right, title and interest in and to the Luminent Assets to Luminent and (ii) Luminent shall execute and deliver to MRV and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Luminent Liabilities by Luminent.

        (d) Transfer Costs. Luminent shall bear all costs related to the transfer of the Luminent Assets from MRV, or any MRV Subsidiary, to Luminent, or any Luminent Subsidiary, and the assumption by Luminent, or its Subsidiary, of al Luminent Liabilities, including, without limitation, any and all: (i) moving expenses; (ii) transfer taxes; (iii) expenses incurred in connection with any notices to customers, suppliers or other third parties regarding such transfer of the Luminent Assets or assumption of the Luminent Liabilities,; (iv) fees incurred in connection with the transfer of any licenses, permits or franchises from MRV, or any MRV Subsidiary, to Luminent, or any Luminent Subsidiary, or obtaining of any new, or re-issuances of existing, licenses, permits or franchises in the name of Luminent; (v) fees and expenses incurred in connection with the assignment or transfer of any contracts, agreements or Intellectual Property from MRV, or any MRV Subsidiary, to Luminent or any Luminent Subsidiary; (vi) any recording or other fees, taxes, charges or assessments incurred in connection with the transfer of any real property from MRV, or any MRV Subsidiary, to Luminent or any Luminent Subsidiary; and (vii) costs incurred in connection with the transfer of any employee of MRV, or any MRV Subsidiary, to Luminent, or any Luminent Subsidiary.

Section 1.6 Governmental Approvals and Consents

        (a) Transfer In Violation of Laws. If and to the extent that the valid, complete and perfected transfer assignment or novation to the Luminent Group of any Luminent Assets and Luminent Liabilities (or from the Luminent Group of any Non-Luminent Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or the Distribution, then, unless MRV shall otherwise determine, the transfer, assignment or novation to or from the Luminent Group, as the case may be, of such Luminent Assets or Non-Luminent Assets, respectively, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered a Luminent Asset for purposes of determining whether any Liability is a Luminent Liability; provided, however, that if such covenants or Governmental Approvals have not been obtained within six months of the Distribution Date, the parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

        (b) Transfers Not Consummated Prior to Separation Date. If the transfer, assignment or novation of any Assets intended to be transferred or assigned hereunder, is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 1.6(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Luminent Assets (or such Non-Luminent Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Separation Date to the Luminent Group (or the MRV Group, as the case may be). If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 1.6(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement.

        (c) Expenses. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

Section 1.7 Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

Section 1.8 Novation of Assumed Luminent Liabilities

        (a) Reasonable Commercial Efforts. Each of MRV and Luminent, at the request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including Luminent OFLs) of any nature whatsoever that constitute Luminent Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Luminent Group, so that, in any such case, Luminent and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither MRV, Luminent nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

        (b) Inability to Obtain Novation. If MRV or Luminent is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the MRV Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Luminent shall, as agent or subcontractor for MRV or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of MRV or such other Person, as the case may be, thereunder from and after the date hereof. MRV shall, without further consideration, pay and remit, or cause to be paid or remitted, to Luminent or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, MRV shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to Luminent without payment of further consideration and Luminent shall, without the payment of any further consideration, assume such rights and obligations.


                                   ARTICLE II
                                   LITIGATION

Section 2.1 Allocation

        (a) Litigation to Be Transferred to Luminent. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, on the Separation Date, the responsibilities for management of the litigation identified in a litigation disclosure letter (the "Litigation Disclosure Letter"), which will be delivered by MRV to Luminent on the Separation Date, shall be transferred in their entirety from MRV and its Subsidiaries to Luminent and its Subsidiaries. As of the Separation Date and thereafter, Luminent shall manage the defense of such litigation and shall cause its applicable Subsidiaries to do the same. MRV and its Subsidiaries must first obtain the prior consent of Luminent or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Disclosure Letter, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

        (b) Litigation to be Defended by MRV at Luminent's Expense. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, MRV shall defend, and shall cause its applicable Subsidiaries to defend, the litigation identified in the Litigation Disclosure Letter that is not delivered by MRV to Luminent on the Separation Date. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

Section 2.2 Cooperation. MRV and Luminent and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article II and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation (as "Information" is defined pursuant to Section 5.4 of the Separation Agreement). The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of Section 5.4 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in Section 5.4 of the Separation Agreement.


                                   ARTICLE III
                                  MISCELLANEOUS

Section 3.1 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 3.2 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section
5.9 of the Separation Agreement.

Section 3.3 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

             if to MRV:

                                MRV Communications, Inc.
                                20415 Nordhoff Street
                                Chatsworth, California  91311
                                Attention:  Noam Lotan
                                Chief Executive Officer
                                Fax:  (818) 773.0906
             if to Luminent:

                                Luminent, Inc.
                                20550 Nordhoff Street
                                Chatsworth, California 91311
                                Attention: William R. Spivey,
                                           Chief Executive Officer
                                Fax: (818) 576-9456

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

Section 3.4 Parties in Interest. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 3.5 Counterparts. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 3.6 Assignment . This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto, without the other party's express written consent.

Section 3.7 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 3.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

Section 3.10 Authority. Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 3.11 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 3.12 Conflicting Agreements . In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than as otherwise provided (i) herein and (ii) in the Separation Agreement).


                                   ARTICLE IV
                                   DEFINITIONS

Section 4.1 MRV Group. "MRV Group" means MRV, each Subsidiary and Affiliated Company of MRV (other than any member of the Luminent Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of MRV after the Separation Date.

Section 4.2 Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

Section 4.3 Affiliated Company. "Affiliated Company" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

Section 4.4 Ancillary Agreement. "Ancillary Agreement" has the meaning set forth in Section 2.1 of the Separation Agreement.

Section 4.5 Assets. "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

        (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

        (b) all apparatus, computers and other electronic dataprocessing equipment, , automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, but excluding fixtures, machinery, equipment, furniture and office equipment;

        (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

        (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

        (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

        (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

        (g) all deposits, letters of credit and performance and surety bonds;

        (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

        (i) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

        (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

        (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

        (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

        (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

        (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

        (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

        (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

        (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

Section 4.6 Contracts. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

Section 4.7 Delayed Transfer Assets. "Delayed Transfer Assets" means any Luminent Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

Section 4.8 Distribution. "Distribution" means MRV's pro rata distribution to the holders of its common stock, $0.001 par value, following the IPO as provided in the Separation Agreement, of all of the shares of Luminent common stock owned by MRV.

Section 4.9 Distribution Date. "Distribution Date" has the meaning set forth in
Section 4.1 of the Separation Agreement.

Section 4.10 Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

Section 4.11 Governmental Authority. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

Section 4.12 Indemnification and Insurance Matters Agreement. "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement attached as Exhibit J to the Separation Agreement.

Section 4.13 Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

Section 4.14 Insured Luminent Liabilities. "Insured Luminent Liabilities" means any Luminent Liability to the extent that (a) it is covered under the terms of MRV's Insurance

Policies in effect prior to the Distribution Date and (b) Luminent is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

Section 4.15 Intellectual Property. "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

Section 4.16 IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of common stock of Luminent to be issued in the initial public offering, together with all amendments thereto.

Section 4.17 Liabilities. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

Section 4.18 OFLs. "OFLs" mean all liabilities, obligations, contingencies, instruments and other Liabilities of any member of the MRV Group of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Separation Date, including any of the following:

        (a)     foreign exchange contracts;

        (b)     letters of credit;

        (c)     guarantees of third party loans to customers;

        (d) surety bonds (excluding surety for workers' compensation self-insurance);

        (e)     interest support agreements on third party loans to customers;

        (f)     performance bonds or guarantees issued by third parties;

        (g)     swaps or other derivatives contracts; and

        (h)     recourse arrangements on the sale of receivables or notes.

Section 4.19 Luminent Balance Sheet. "Luminent Balance Sheet" means the audited consolidated balance sheet (including the notes thereto) of the Luminent Business as of June 30, 2000, that is included in the IPO Registration Statement.

Section 4.20 Luminent Business. "Luminent Business" means the business and operations of the business of Luminent as described in the IPO Registration Statement and, except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Luminent Business as then conducted.

Section 4.21 Luminent Contingent Gain. "Luminent Contingent Gain" means any claim or other right of a member of the MRV Group or the Luminent Group that primarily relates to the Luminent Business, whenever arising, against any Person other than a member of the MRV Group or the Luminent Group, if and to the extent that (a) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (b) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Luminent Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Luminent Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a Luminent Contingent Gain.

Section 4.22 Luminent Contingent Liability. "Luminent Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the MRV Group or the Luminent Group that primarily relates to the Luminent Business, whenever arising, to any Person other than a member of the MRV Group or the Luminent Group, if and to the extent that (a) such Liability arises out of the events, acts or omissions occurring as of the Separation Date and (b) the existence or scope of the obligation of a member of the MRV Group or the Luminent Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Luminent Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall deemed to be a Luminent Contingent Liability.

Section 4.23 Luminent Contracts. "Luminent Contracts" means the following contracts and agreements to which MRV is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by MRV or any member of the MRV Group pursuant to any provision of this Agreement or any other Ancillary
Agreement:

        (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of Luminent;

        (b) any contract or agreement that relates primarily to the Luminent Business;

        (c) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to Luminent;

        (d) any guarantee, indemnity, representation, warranty or other Liability of any member of the Luminent Group or the MRV Group in respect of any other Luminent Contract, any Luminent Liability or the Luminent Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Luminent Business); and

        (e) any Luminent OFL.

Section 4.24 Luminent Group. Luminent Group" means Luminent, each Subsidiary and Affiliated Company of Luminent immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Luminent and each Person that becomes a Subsidiary or Affiliate Company of Luminent after the Separation Date.

Section 4.25 Luminent Pro Forma Balance Sheet. "Luminent Pro Forma Balance Sheet" means the unaudited pro forma condensed consolidated balance sheet appearing in the IPO Registration Statement.

Section 4.26 Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 4.27 Retained Payables. "Retained Payables" means (a) all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the Luminent Business that as of the Separation Date are payable to a third Person by MRV or any of MRV's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of MRV or any of MRV's Subsidiaries with respect thereto, and any obligations related to any of the foregoing and (b) all employee compensation Liabilities and other miscellaneous Liabilities for which an adjustment is made in the Luminent Pro Forma Balance Sheet.

Section 4.28 Retained Receivables. "Retained Receivables" means (a) all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Luminent Business that as of the Separation Date are payable by a third Person to MRV or any of MRV's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the account debtor with respect thereto, and any proceeds of any of the foregoing and (b) all other miscellaneous Assets for which an adjustment is made in the Luminent Pro Forma Balance Sheet.

Section 4.29 Security Interest. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

Section 4.30 Separation. "Separation" means the transfer and contribution from MRV to Luminent, and Luminent's receipt and assumption of, directly or indirectly, substantially all of the Assets and Liabilities currently associated with the Luminent Business and the stock, investments or similar interests currently held by MRV in subsidiaries and other entities that conduct such business.

Section 4.31 Separation Agreement. "Separation Agreement" means the Master Separation and Distribution Agreement dated as of July ___, 2000, of which this is an Exhibit thereto.

Section 4.32 Separation Date. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Pacific Time, _____________, 2000, or such date as may be fixed by the Board of Directors of MRV.

Section 4.33 Subsidiary. "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

Section 4.34 Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

        IN WITNESS WHEREOF, each of the parties has caused this General Assignment and Assumption Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                             MRV COMMUNICATIONS, INC.


                                             By:
                                                --------------------------------
                                                  Noam Lotan,

                                                  Chief Executive Officer


                                             LUMINENT, INC.


                                             By:
                                             -----------------------------------

                                             Name: William R. Spivey
                                             -----------------------------------

                                             Title: Chief Executive Officer
                                             -----------------------------------

                                    SCHEDULES


Schedule 1.1(c)       Delayed Transfer Assets and Liabilities

Schedule 1.2(a)(xii)  Specific Luminent Assets to be Transferred

Schedule 1.2(b)(i)    Excluded Assets

Schedule 1.3(a)(vi)   Divested Businesses Which Contain Liabilities to be
                      Transferred to Luminent

Schedule 1.3(a)(vii)  Specific Luminent Liabilities

Schedule 1.3(b)(i)    Excluded Liabilities

             SCHEDULE 1.1(c) DELAYED TRANSFER ASSETS AND LIABILITIES

         SCHEDULE 1.2(a)(xii) SPECIFIC LUMINENT ASSETS TO BE TRANSFERRED

                       SCHEDULE 1.2(b)(i) EXCLUDED ASSETS

        SCHEDULE 1.3(a)(vi) DIVESTED BUSINESSES WHICH CONTAIN LIABILITIES
                         TO BE TRANSFERRED TO LUMINENT

               SCHEDULE 1.3(a)(vii) SPECIFIC LUMINENT LIABILITIES

                     SCHEDULE 1.3(b)(i) EXCLUDED LIABILITIES